Exhibit 10.19

THE COLLEGIATE LICENSING COMPANY

STANDARD RETAIL PRODUCT LICENSE AGREEMENT

This is an Agreement between Eternal Image Inc., a Corporation organized under the laws of the state of MI, having its principal place of business at 28800 Orchard Lake Rd.,  Ste. 130, Farmington Hills, MI  48334   (“Licensee”), an the Collegiate Licensing Company, a Georgia corporation, having a principal place of business at 290 Interstate North, Suite 200, Atlanta, Georgia  30339 (“CLC”), as agent on behalf of the Collegiate Institutions (as defined below).

WHEREAS, the individual Collegiate Institutions have authorized CLC as agent to administer their respective trademark licensing programs; and

WHEREAS, certain Collegiate Institutions have authorized CLC to enter into this Agreement on their behalf to license the use of certain Licensed Indicia (as defined below); and

WHEREAS, Licensee desires to manufacture, advertise, distribute and sell certain Licensed Articles (as defined below) containing the Licensed Indicia, and certain Collegiate Institutions, through CLC, are willing, subject to certain conditions, to grant this license.

1.  DEFINITIONS

In addition to the terms defined elsewhere in the Agreement, as used in this Agreement, the following terms shall have the following respective meanings:

(a)

“Collegiate Institutions” means the individual colleges, universities and other institutions represented by CLC, including any additions or deletions that may be made from time-to-time by CLC.

(b)

“Licensed Indicia” means the names and identifying indicia of  the Collegiate Institutions including, without limitation, the trademarks, service marks, trade dress, team names, nicknames, abbreviations, city/state names in the appropriate context, slogans, designs, colors, uniform and helmet designs, distinctive landmarks, logographics, mascots, seals and other symbols associated with or referring to the respective Collegiate Institutions.  Licensed Indicia includes those shown in Appendix B, modifications of the Licensed Indicia approved for use by the Collegiate Institutions, and any other names or identifying indicia adopted and approved for use by the Collegiate Institutions.

(c)

“Licensed Articles” means the products listed in Appendix C which contain Licensed Indicia.

(d)

 “Authorized Brands” means any additional brand names or labels Licensee may use in association with the Licensed Articles.  Authorized Brands are listed in Appendix D.

(e)

 “Distribution Channels” means the channels of trade in which Licensee may advertise distribute and sell the Licensed Articles in the Territory.  The Distribution Channels authorized herein are indicated in Appendix D, which may also identify Distribution Channels that are not authorized in this Agreement.  Licensee shall not advertise, distribute or sell Licensed Articles to any third party that

Licensee knows or should reasonably know intends or is likely to advertise, redistribute or resell Licensed Articles outside the authorized Distribution Channels.

(f)

“Territory” means the United States of America, its territories and possessions, and United States military bases aboard.  Licensee shall not advertise, distribute or sell Licensed Articles outside the Territory, or to any person or entity that Licensee knows or should reasonably know intends or is likely to advertise, redistribute or resell Licensed Articles outside the Territory.

(g)

“Net Sales” means the total gross sales of all Licensed Articles distributed or sold at the greater of Licensee’s invoiced selling price or Licensee’s regular domestic wholesale warehouse price, including the royalty amount, less lawful quantity trade discounts actually allowed and taken as such by customers and shown on the invoice, less any credits for returns actually made as supported by credit memoranda issued to customers, less sales taxes, and less prepaid transportation charges on Licensed Articles shipped by Licensee from its facilities to the purchaser.   There shall be no other deductions allowed including, without limitation, deductions for direct or indirect costs incurred in the manufacturing, distributing, selling, importing or advertising (including cooperative and other advertising and promotional allowances) of the Licensed Articles, nor shall any deductions be allowed for non-collected or uncollectable accounts, commissions, cash or early payment discounts, close-out sales, distress sales, sales to employees, or any other costs.

(h)

“Premiums” means any products, including Licensed Articles, bearing any Licensed Indicia featured alone or in combination with the indicia of any third party, that Licensee sells or gives away for the purposes of (i) promoting, publicizing or increasing the sale of its own products or services; or (ii) promoting, publicizing or increasing the sale of the products or services of any third party.  Premiums include, without limitation, combination sales, incentives for sales force, and trade or consumer promotions such as sweepstakes.

2.  GRANT OF LICENSE

(a)

Grant:  Upon execution of this Agreement, and subject to its terms and conditions, the    Collegiate Institutions listed in Appendix A, through CLC, grant Licensee the nonexclusive, revocable, nontransferable rights to manufacture, advertise, distribute and sell the Licensed Articles listed in Appendix C, containing the Licensed Indicia shown in Appendix B, under the applicable Authorized Brands and in the Distribution Channels indicated in Appendix D, in the Territory, during the Term.  Licensee shall exercise such rights in accordance with all CLC and Collegiate Institution guidelines, policies and requirements provided to Licensee, which shall be deemed part of the Agreement.

(b)

Rights Reserved:  Nothing in this Agreement shall be construed to prevent CLC or any Collegiate Institution from granting any other licenses or rights for use of the Licensed Indicia.  The Collegiate Institutions retain all rights to use and license their respective Licensed Indicia.

(c)

Term:  This Agreement shall begin effective as of last date of signature below and shall expire December 31, 2008, unless terminated sooner or renewed in the manner provided in this Agreement.

(d)

Renewal:  Upon expiration, if Licensee has complied with all terms and conditions of this Agreement during the proceeding Term or renewal period, Licensee shall be considered for renewal of this Agreement.  Renewal is at the discretion of the individual Collegiate Institutions in consultation with CLC.  Licensee recognizes and agrees that CLC and the Collegiate Institutions have no express or implied obligation to renew the Agreement.  CLC and the Collegiate Institutions will have no liability to Licensee for any expenses incurred by Licensee in anticipation of any renewal of the Agreement.

(e)

Limitations on License:  This license is subject to the following limitations and obligations, as well as other limitations and obligations set forth in the Agreement:

(1)

Licensee shall not use the Licensed Indicia for any purpose other than as authorized in this Agreement.  Any proposed additions to the Licensed Articles and/or new designs shall be submitted in writing or via MyiCLC to CLC and samples shall be submitted to CLC for prior approval, as provided in Section 10.  Licensee shall, upon notice by CLC, immediately recall any unauthorized products or designs from the marketplace, and destroy them or submit them to CLC, at CLC’s option and at Licensee’s expense.

(2)

Licensee shall not use any brand names other than Authorized Brands in connection with the manufacture, advertising, distribution and sales of the Licensed Articles.  CLC and the Collegiate Institutions shall have the right to remove or change any of the Authorized Brands during the Term.

(3)

Licensee shall advertise, distribute and sell Licensed Articles only in the authorized Distribution Channels.  CLC and the Collegiate Institutions shall have the right to determine whether a particular retail account falls within a particular Distribution Channel.  Unless specified in Appendix D, Licensee shall have no right to advertise, distribute or sell licensed articles directly to consumers.

(4)

Licensee must receive CLC’s prior written authorization to use any Distributor of any Licensed Article.  A “Distributor” shall mean any party whose business includes purchasing manufactured products from any other third party and shipping such products to retailers without changing such products.  Licensee will remain primarily obligated to CLC and the Collegiate Institutions under this Agreement notwithstanding CLC’s approval of a Distributor and Licensee shall ensure that nay approved Distributor complies with all applicable terms and conditions of the Agreement including, without limitation, providing such Distributor with instructions relating to the distribution of the Licensed Articles and the Distribution Channels for the Licensed Articles.  If an approved Distributor engages in conduct that would be a default under the Agreement if Licensee engaged in such conduct, Licensee shall be deemed in default and shall fully cooperate with CLC to ensure that such conduct ceases promptly.

(5)

Licensee shall not provide any method of application of Licensed Indicia for any third party unless CLC authorizes Licensee to provide said application under the terms of an authorized manufacturer’s or supplier’s agreement.

(6)

Licensee shall not contract with any domestic or foreign third party for the production of Licensed Articles or application of Licensed Indicia by that party (“Manufacturer”) without CLC’s prior written authorization.  In the event that Licensee desires to have a Manufacturer producer one or more Licensed Article, or any component thereof, Licensee shall provide CLC with the name, address, telephone number and principal contact of the proposed Manufacturer.  CLC must approve any Manufacturer, and the Manufacturer must execute and authorized manufacturer’s or supplier’s agreement provided by CLC prior to use the Licensed Indicia.  In addition, Licensee shall take the steps necessary to ensure the following:  Manufacturer shall produce the Licensed Articles only as and when directed by Licensee, which remains fully responsible for ensuring that the Licensed Articles are manufactured in accordance with the terms herein including approval, labor code requirements and royalty payment; Manufacturer shall not advertise, distribute or sell Licensed Articles to any person or entity other than Licensee; and Manufacturer shall not delegate in any manner whatsoever its obligations with respect to the Licensed Articles.  Licensee’s failure to comply with this Section may result in termination of this Agreement and/or confiscation and seizure of Licensed Articles.  CLC and the individual Collegiate Institutions hereby reserve the right to terminate the engagement of any Manufacturer at any time.

(7)

Licensee shall comply, and ensure that all Manufacturers comply, with labor code and monitoring requirements as established by the respective Collegiate Institutions and as set forth in the Collegiate Licensing Company Special Agreement Regarding Labor Codes of Conduct, which is incorporated herein by reference.  CLC shall give Licensee reasonable written notice of any changes in labor code requirements.  Licensee, upon receipt of the notice, is responsible for complying with the new labor code requirements.

(8)

Any Licensed Articles manufactured at a location outside of the United States shall be taken into the possession of Licensee prior to being distributed or sold in the Territory.

(9)

Licensee shall have no right to delegate any responsibility to any Sublicensee of any Licensed Article without the prior written approval of CLC.  A “Sublicensee” shall mean any third party that manufactures any Licensed Article, ships such product to retailers, and invoices retailers directly.

(10)

Licensee shall not use any of the Licensed Articles as Premiums unless Licensee receives prior written authorization through CLC pursuant to a separate agreement with CLC.  Licensee shall not provide Licensed Articles as premiums to any third party whom Licensee knows or should reasonably know intends to use the Licensed Articles as Premiums.

(11)

Licensee is not permitted, without the applicable Collegiate Institution’s prior written authorization, to promote or market a Licensed Article by means of a direct mailing or any other direct solicitation to a list of alumni, students, parents, athletic contributors, faculty or staff, or other group associated with the Collegiate Institution, regardless of how Licensee acquires such list.

(12)

The National Collegiate Athletic Association (NCAA) rules prohibit the use of the name or likeness of any person who has current or remaining collegiate athletic eligibility on or in connection with the sale or promotion of any commercial product or service.  In conducting activity under this Agreement, licensee shall not encourage or participate in any activity that would cause an athlete or a Collegiate Institution to violate any such rule of the NCAA or other governing body of any intercollegiate athletic conference.

3.  MARKETING EFFORTS / PERFORMANCE

(a)

Marketing Efforts:  Licensee recognizes that marketing efforts for Licensed Articles are important to the success of this program and Licensee, if requested, will assist CLC with such efforts by its participation.

(b)

Performance:  With respect to each of the Collegiate Institutions listed in Appendix A, Licensee shall manufacture, distribute, sell and maintain inventory of sufficient quantities of Licensed Articles to meet the reasonable market demand in the Distribution Channels.

4.  SELECTION OF COLLEGIATE INSTITUTIONS

Prior to execution of this Agreement, Licensee requested a license for certain Collegiate Institutions.  Appendix A lists those Collegiate Institutions that have approved Licensee’s request for a license.  Licensee may from time-to-time request the addition of Collegiate Institutions to this Agreement, as provided in Section 5(d).

5.  MODIFICATION OF APPENDICES

(a)

The Collegiate Institutions and their royalty charges listed in Appendix A, the Licensed Indicia shown in Appendix B, the Collegiate Institution policies including those in Appendix B-1, the Licensed Articles listed in Appendix C, the Authorized Brands and Distribution Channels indicated in Appendix D, and labor code requirements may be changed by CLC when and if such changes are directed by CLC and the Collegiate Institutions.

(b)

Through periodic advisory bulletins or notices, including, without limitation, notification through online publications (e.g., MyiCLC) or via email, CLC will give Licensee written reasonable notice of any changes to appendices or policies.  Licensee, upon receipt of the bulletins or notices, is responsible for distributing them promptly to the appropriate party(s) and complying with the modified appendices and policies.

(c)

Licensee recognizes and agrees that certain changes to appendices A,B, B-1, C, or D may affect Licensee’s right regarding certain Collegiate Institutions, Licensed Indicia, Licensed Articles, Authorized Brands or Distribution Channels.  Licensee agrees that such rights shall cease on the effective date of the notice of such changes, in accordance with the terms of the notice.  In such event, those provisions of Section 17 regarding disposal of inventory shall become effective for the affected Collegiate Institutions, Licensed Indicia, Licensed Articles, authorized Brands or Distribution Channels unless Licensee obtains written permission from the affected Collegiate Institutions concerned to continue to use the Licensed Indicia, or to manufacture, advertise, distribute or sell the Licensed Articles.

(d)

Upon notification by CLC of the addition of a Collegiate Institution to the CLC program, or at any other time, Licensee may request in writing or through MyiCLC the addition of Collegiate Institutions to the Agreement.  Any such addition will require an addendum to Appendix A.  Such addendum will be fully executed only upon Licensee’s completion of product and design approval requirements, as provided in Section 10.

6.  PAYMENTS

(a)

Rate:  Licensee agrees that it shall pay to CLC the applicable royalty charges set forth adjacent to the respective Collegiate Institutions listed in Appendix A.   Unless otherwise specified, the royalties paid (“Royalty Payments”) shall be based upon Net Sales, as defined in Section 1(g), of all Licensed Articles sold during the Term and any renewal, and during any period allowed pursuant to Section 17.

(b)

For purposes of determining the Royalty Payments, sales shall be deemed to have been made when Licensed Articles are billed, invoiced, shipped, or paid for, whichever occurs first.

(c)

Advance Payments:  Upon execution of this Agreement by Licensee, and on an annual basis, including renewal, Licensee shall pay CLC, as a nonrefundable payment, the Advance Payments set forth in Appendix A.  On an annual basis, including renewal, the Advance Payments will be prorated, where applicable, as per CLC’s written instructions.  Licensee may apply the Advance Payments as particular account is exempt.

7.  ROYALTY STATEMENT AND PENALTIES

(a)

On or before the twentieth (20th) day of each month, Licensee shall submit to CLC, in a format provided or approved by CLC, a full and complete statement, certified by an officer of the Licensee to be true and accurate, showing the quantity, description, and Net Sales (including itemization of any permitted deductions and/or exemptions) of the Licensed Articles distributed and /or sold during the preceding month, listed (d) by Collegiate Institution, (ii) by Licensed Article, (iii) by applicable Authorized Brand, and (iv) by Distribution Channel.  Such report shall include any additional information kept in the normal course of business by the Licensee which appropriate to enable an independent determination of the amount due hereunder with respect to each Collegiate Institution.  All Royalty Payments then due CLC shall be made simultaneously with the submission of the statements.  If no sales or use of the Licensed Articles were made during any reporting period for one or more Collegiate Institutions, Licensee shall provide CLC a written statement to that effect as part of the report.

(b)

Licensee shall pay CLC an additional charge of one and one-half percent (1.5%) per month, compounded on a monthly basis, or the maximum rate allowed by law, if lower, on any payment due under the Agreement that remains unpaid after such payment becomes due.

(c)

CLC’s receipt or acceptance of any statements or Royalty Payments, or the cashing of any royalty checks, shall not preclude CLC from questioning the correctness thereof at any time.  Upon discovery of any verifiable inconsistency or mistake in such statements or payments, Licensee shall immediately rectify such inconsistency or mistake.

(d)

Licensee shall,unless otherwise directed in writing by CLC, send all payments and statements to CLC at the address set forth in the heading of this Agreement, or transmit the same via electronic format approved by CLC.

8.  OWNERSHIP OF LICENSED INDICIA AND PROTECTION OF RIGHTS

(a)

Licensee acknowledges and agrees that the respective Collegiate Institutions own each of their respective Licensed Indicia, modifications of the Licensed Indicia, as well as any other Licensed Indicia adopted for use by the Collegiate Institutions, that each of the Licensed Indicia is valid, and that each Collegiate Institution has the exclusive right to use each of its Licensed Indicia subject only to limited permission granted to Licensee to use the Licensed Indicia pursuant to this Agreement.  Licensee acknowledges the validity of the state and federal registrations each Collegiate Institution owns, obtains or acquires for its Licensed Indicia.  Licensee shall not, at any time, file any trademark application with the United States Patent and Trademark Office, or with any other governmental entity for the Licensed Indicia, regardless of whether such Licensed Indicia is shown in Appendix B.  Licensee shall not use any of the Licensed Indicia or any similar mark as, or as part of, a trademark, service mark, trade name, fictitious name, company or corporate name anywhere in the world.  Any trademark or service mark registration obtained or applied for that contains the Licensed Indicia or any similar mark shall be immediately transferred to the applicable Collegiate Institution without compensation.

(b)

Licensee shall not oppose or seek to cancel or challenge, in any forum, including, but not limited to, the United States Patent and Trademark office, any application or registration of the Licensed Indicia of any Collegiate Institution.  Licensee shall not object to, or file any action or lawsuit because of, any use by the Collegiate Institutions of their Licensed Indicia for any goods or services, whether such use is by the Collegiate Institutions directly or through licensees or authorized users.

(c)

Licensee recognizes the great value of the good will associated with the Licensed Indicia and acknowledges that such good will belongs to the Collegiate Institutions, and that such Licensed Indicia have inherent and/or acquired distinctiveness.  Licensee shall not, during the term of this Agreement or thereafter, dispute or contest the property rights of the Collegiate Institutions, dispute or contest the validity of this Agreement, or use the Licensed Indicia or any similar mark in any manner other than as licensed hereunder.

(d)

Licensee agrees to assist CLC in the protection of the rights of the Collegiate Institutions in and to the Licensed Indicia and shall provide, at reasonable cost to be borne by CLC and/or the Collegiate Institutions, any evidence, documents, and testimony concerning the use by Licensee of the Licensed

Indicia, which CLC may request for use in obtaining, defending, or enforcing rights in any Licensed Indicia or related applications or registrations.  Licensee shall notify CLC in writing of any infringements by others of the Licensed Indicia of which it is aware.  CLC and the applicable Collegiate Institution shall have the right to determine whether any action shall be taken on account of any such alleged infringements.  Licensee shall not institute any suit or take any action on account of any such alleged infringements without first obtaining the written authorization of CLC and the Collegiate Institutions.  Licensee agrees that it is not entitled to share in any proceeds received by CLC or any Collegiate Institution (by settlement or otherwise) in connection with any formal or informal action brought by CLC, Collegiate Institutions or other entity.

(e)

Nothing in this Agreement give Licensee any right, title, or interest in the Licensed Indicia except the right to use the Licensed Indicia in accordance with the terms of this Agreement.  Licensee’s use of the Licensed Indicia shall inure to the benefit of the respective Collegiate Institutions.

(f)

(1)  Acknowledgement:  Licensee acknowledges that any original designs, artwork or other compilations (“Works”) created by it pursuant to this Agreement that contain the Licensed Indicia are “compilations” or “supplementary works” as those terms are used in Section 101 of the Copyright Act, and that the Works will be, and will be treated as having been, specially ordered or commissioned for use as a compilation or supplementary work rendered for, at the instigation and under the overall direction of the Collegiate Institutions; and therefore that all the work on and contributions to the Works by Licensee, as well as the Works themselves, are and at all time shall be regarded as “work made for hire” by the Licensee for the Collegiate Institutions.  Without limiting the foregoing acknowledgment or subsequent assignment, Licensee further acknowledges that any rights that Licensee might have under this Agreement do not in any way dilute or affect the interests of the Collegiate Institutions in the Licensed Indicia or any derivatives thereof; nor permit Licensee to copy or use the Works or the Licensed Indicia, except as expressly permitted under this Agreement; nor to affix a copyright or trademark notice to any product bearing the Works or the Licensed Indicia, except as expressly permitted under this Agreement.

(2)  Assignment:  Without curtailing or limiting the foregoing acknowledgment, Licensee assigns, grants and delivers (and agrees further to assign, grant and deliver) exclusively to the respective Collegiate Institutions, all right, titles and interests of every kind and nature whatsoever in and to the Works, and all copies and versions, including all copyrights and all renewals.  Licensee further agrees execute and deliver to CLC and the Collegiate Institutions such other and further instruments and documents as CLC or the particular Collegiate Institutions from time-to-time reasonably may request for the purpose of establishing, evidencing and enforcing or defending the complete, exclusive, perpetual and worldwide ownership by such respective Collegiate Institutions of all right, titles and interests of every kind and nature whatsoever, including all copyrights, in and to the Works, and Licensee appoints CLC as agent and attorney-in-fact, with full power of substitution, to execute and deliver such documents or instruments as Licensee may fail or refuse promptly to execute and deliver, this power and agency being coupled with an interest and being irrevocable.

(g)

Licensee acknowledges that its breach or threatened breach of this Agreement will result in immediate and irremediable damage to CLC and/or the Collegiate Institutions and that money damages alone would be inadequate to compensate CLC and/or the Collegiate Institutions.  Therefore, in the event of a breach or threatened breach of the Agreement by Licensee, CLC and/or the Collegiate Institutions may, in addition to other remedies, immediately obtain and enforce injunctive relief prohibiting the breach or threatened breach or compelling specific performance.  In the event of any breach or threatened breach of this Agreement by Licensee or infringement of any rights of the Collegiate Institutions, if CLC and/or the Collegiate Institutions employ attorneys or incur other expenses, Licensee shall reimburse CLC and/or the Collegiate Institutions for their reasonable attorney’s fees and other expenses.

9.  DISPLAY AND APPROVAL OF LICENSED INDICIA

(a)

Licensee shall use the Licensed Indicia properly on all Licensed Articles, as well as labels, containers, packages, tags and display (collectively “Packaging”), and in all print and online advertisements and promotional literature, and television and radio commercials promoting Licensed Articles (collectively “Advertising Materials”).  On all visible Packaging and Advertising Materials, the Licensed Indicia shall be emphasized in relation to surrounding material by using a distinctive type face, color, underlining, or other technique approved by CLC and the Collegiate Institutions.  Any use of any Licensed Indicia shall conform to the requirements as specified in Appendix B. Wherever appropriate, the Licensed Indicia shall be used as a proper adjective, and the common noun for the product shall be used in conjunction with the Licensed Indicia.  The proper symbol to identify the Licensed Indicia as a trademark (i.e., the ® symbol if the Licensed Indicia is registered in the United States Patent and Trademark Office or the ™ symbol if not so registered) and/or copyright legend (i.e., © [Date][Collegiate Institution]) shall be placed adjacent to each Licensed Indicia.  Except when otherwise expressly authorized in writing by CLC, Licensee shall not use on any one Licensed Article or it’s Packaging the Licensed Indicia of more than one Collegiate Institution.

(b)

CLC will provide to Licensee guidance on the proper use of the Licensed Indicia.  A true representation or example of any proposed use by Licensee of any of the Licensed Indicia listed, in any visible or audible medium, and all proposed Licensed Articles, Packaging and Advertising Materials containing or referring to any Licensed Indicia, shall be submitted at Licensee’s expense to CLC for written approval prior to such use, as provided in Section 10.  Licensee shall not use any Licensed Indicia in any form or in any material disapproved or not approved by CLC.

(c)

Licensee shall display on each Licensed Article or its Packaging and Advertising Materials the trademark and license notices required by CLC’s written instructions n effect as of the date of manufacture.

10.  PROCEDURE FOR APPROVAL

(a)

Licensee understands and agrees that it is an essential condition of this Agreement to protect the standards and good reputations of the Collegiate Institutions, and agrees that the Licensed Articles, Packaging, Advertising Materials and /or designs containing the Licensed Indicia shall be of high and consistent quality, subject to the prior written approval and continuing supervision and control of CLC and the Collegiate Institutions.  Licensee shall submit all Licensed Articles, Packaging, Advertising Materials and/or designs containing the Licensed Indicia to CLC in a timely fashion to ensure that CLC and the Collegiate Institutions have adequate time to review such materials prior to the date of their proposed use by Licensee, and Licensee must receive prior written quality control approval by CLC as provided herein.

(b)

Prior to the manufacture, use, distribution or sale of any Licensed Article, Packaging, Advertising Materials and /or designs containing the Licensed Indicia, Licensee shall submit to CLC for approval, at Licensee’s expense and in the format required by CLC, at least one sample of each proposed Licensed Article, Packaging, Advertising Materials and/or design for each Collegiate Institution and one sample for CLC as the same would be manufactured, used, distributed or sold.  If CLC approves in writing or via MyiCLC the proposed Licensed Article, Packaging, Advertising Materials and/or design, the same shall be accepted to serve as an example of quality for that Licensed Article, Packaging, Advertising Materials and/or design, the same shall be accepted to serve as an example of quality for that Licensed Article, Packaging, Advertising Materials and/or design, and production quantities may be manufactured by Licensee in strict conformity with the approved sample.  All approvals provided herein are effective only for the Term or renewal period in which Licensee has submitted and CLC has approved the Licensed Articles, packaging, Advertising Materials and/or designs, unless Licensee is otherwise notified in writing by CLC.  Licensee shall not depart from the approved quality standards in any material respect without the prior written approval of CLC.   Licensed Articles, Packaging, Advertising Materials and/or designs not meeting those standards, including seconds, irregulars, etc., shall not be distributed or sold under any circumstances without CLC’s prior written authorization.

(c)

Licensee may only use the Licensed Indicia as shown in Appendix B and approved in the manner set forth herein.  Licensee may not modify the Licensed Indicia without the prior written approval of CLC as provided in Section 10(b) above.  The use of the Licensed Indicia in conjunction with original artwork supplied by the Licensee requires the express approval of CLC as provided in Section 10(b) above.  Licensee may submit sketches of proposed artwork for preliminary approval before submitting finished samples.

(d)

The descriptions of the Licensed Articles are set out in Appendix C.  Licensee agrees to adhere strictly to the description of each Licensed Article.

(e)

At time of renewal, or upon request by CLC at any other time, in addition to any other requirement, Licensee shall submit to CLC such number of each Licensed Article, Packaging, Advertising Materials and/or design manufactured, used, distributed or sold under the Licensed Indicia as may be necessary for CLC to examine and test to assure compliance with the quality and standards for Licensed Articles, packaging, Advertising Materials and/or designs approved herein.  Each item shall be shipped in its usual container or wrapper, together with all labels, tags, and other materials usually accompanying the item.  Licensee shall bear the expense of manufacturing and shipping the required number of Licensed Articles, Packaging, Advertising Materials and/or designs to the destination(s) designated by CLC.

(f)

If CLC notifies Licensee of any defect in any Licensed Article, Packaging, Advertising Materials and/or designs or of any deviation from the approved use of any of the Licensed Indicia, Licensee shall have fifteen (15) days from the date of notification from CLC to correct every noted defect or deviation.  Defective Licensed Articles, Packaging, Advertising Materials and/or designs in Licensee’s inventory shall not be used, distributed or sold and shall, upon request by CLC, be immediately recalled from the marketplace and destroyed or submitted to CLC, at CLC’s option and at Licensee’s expense.  However, if it is possible to correct all defects in the Licensed Articles, Packaging, Advertising Materials and/or designs in Licensee’s inventory, said items may be distributed or sold after all defects are corrected to the satisfaction of CLC, which shall be indicated in writing.  CLC and/or its authorized representatives shall have the right at reasonable times without notice to inspect Licensee’s plants, warehouses, storage facilities and operations related to the production of Licensed Articles.

(g)

Licensee shall comply with all applicable laws, regulations, standards and procedures relating or pertaining to the manufacture, use, advertising, distribution or sale of the Licensed Articles.  Licensee shall comply with the requirements, including reporting requirements, of any regulatory agencies (including, without limitation, the United States Consumer Product Safety Commission, Federal Trade Commission, or Food and Drug Administration) which shall have jurisdiction over the Licensed Articles.  Both before and after Licensed Articles are put o the market, Licensee shall follow reasonable and proper for testing Licensed Articles for compliance with laws, regulations, standards and procedures, and shall permit CLC and/or its authorized representatives, upon reasonable notice, to inspect its and its Manufacturer’s testing, manufacturing and quality control records, procedures and facilities and to test or sample Licensed Articles for compliance with this Section.  Licensed Articles found by CLC at any time not to comply with applicable laws, regulations, standards and procedures shall be deemed disapproved, even if previously approved by CLC, and shall not be shipped and/or shall be subject to recall unless and until Licensee can demonstrate to CLC’s satisfaction that such Licensed Articles have been brought into full compliance.

(h)

Licensee shall inform CLC in writing of any complaint regarding the Licensed Articles promptly upon Licensee’s receipt of such complaint.

(i)

Any unauthorized or unapproved use by Licensee of any Licensed Indicia of any Collegiate Institution shall constitute grounds for immediate termination of this Agreement and also may result in action against Licensee for trademark infringement and/or unfair competition, other applicable claims, and collection of monetary damages.

11.  DISPLAY OF OFFICIAL LABEL

(a)

Licensee shall, prior to advertising, distribution or sale of any Licensed Article, affix to each Licensed Article, it Packaging and Advertising Materials an “Officially Licensed Collegiate Products” tag or label in the form prescribed by CLC (“Official Label”).  In addition, Licensee shall affix Licensee’s Authorized Brand(s) to each Licensed Article, its Packaging and Advertising Materials.  It is acceptable for Licensee’s Authorized Brands(s) to appear on the Official Label subject to prior written approval b CLC.  Licensee shall obtain Official Labels from the supplier(s) authorized by CLC to provide those labels.

(b)

Licensee is responsible for affixing the Official label to each Licensed Article, its Packaging and Advertising Materials.  Licensee shall not provide Official Labels to any third party for any purpose whatsoever, without prior written approval by CLC.

(c)

Licensee agrees to defend, indemnify and hold harmless CLC, the Collegiate Institutions, and those Indemnified parties set forth in Section 14(a) from all liability claims, costs or damages, including, but not limited to any liability for the conversion or seizure of any of the Licensed Articles not containing the Official Label and/or Licensee’s Authorized Brand(s) as required by this Section.  This provision is in addition to and in no way limits Section 14.

(d)

Licensee’s purchase and use of the Official Label is contingent upon the Licensee maintaining its rights under this Agreement.  Upon termination or expiration of this Agreement, subject to those provisions of Section 17 regarding disposal of inventory, Licensee must return all Official Labels to CLC for destruction.  Licensee agrees that there will be no financial reimbursement to the Licensee by CLC, its agents, employees, or business partners for any unused Official Labels.

12.  NO JOINT VENTURE OR ENDORSEMENT OF LICENSEE

Nothing in this Agreement shall be construed to place the parties in the relationship of partners, joint ventures or agents, and Licensee shall have no power to obligate or bind CLC or any Collegiate Institution in any manner whatsoever.  Neither CLC nor any Collegiate Institution is in any way a guarantor of the quality of any product produced by Licensee.  Licensee shall neither state nr imply, directly or indirectly, that the Licensee or its activities, other than under this license, are supported, endorsed or sponsored by CLC or by any Collegiate Institution and, upon the direction of CLC, shall issue express disclaimers to that effect.

13.  REPRESENTATIONS

Licensee represents, warrants and agrees that the Licensed Articles, Packaging, Advertising Materials and/or designs shall (i) be of good quality in design, material and workmanship and suitable for their intended purpose, (ii) not cause harm when used with ordinary care, and (iii) not infringe or violate the rights of any third party.  Licensee further represents, warrants and agrees that all work on and contribution to the Works shall be by bona fide “employees” of Licensee working “within the scope of employment” as those terms are used in 17 U.S.C. § 101, et. seq.  Each party represents and warrants that it has the right and authority to enter into and perform under this Agreement.

14.  INDEMNIFICATION AND INSURANCE

(a)

Licensee is solely responsible for, and will defend, indemnify and hold harmless CLC, the Collegiate Institutions, and their respective officers, agents, and employees (collectively “Indemnified Parties”) from any claims, demands, causes of actions or damages, including reasonable attorney’s fees, arising out of (i) any unauthorized use of or infringement of any patent, copyright, trademark or other proprietary right of a third party by Licensee in connection with the Licensed Articles, packaging, Advertising Materials and/or designs covered by this Agreement, (ii) defects or alleged defects or deficiencies in said Licensed Articles, Packaging, Advertising Materials and/or designs or the use thereof, (iii) false advertising, fraud, misrepresentation or other claims related to the Licensed Articles, Packaging, Advertising Materials and/or designs not involving a claim of right to the Licensed Indicia, (iv) the unauthorized use of the Licensed Indicia or any breach or alleged breach by Licensee of any of its representations, warranties, covenants or obligations contained in the Agreement, (v) libel or slander against or invasion of the right of privacy, publicity or property of, or violation or misappropriation of any other right of any third party, and/or (vi) agreements or alleged agreements made or entered into by Licensee to effectuate the terms of this Agreement.  The indemnifications hereunder shall survive the expiration or termination of this Agreement.

(b)

Prior to the first sale or distribution of any Licensed Article, or use of the Licensed Indicia, Licensee shall obtain from an insurance carrier having a rating of at least A-7 by the A.M. Best & Co. or other rating satisfactory to CLC, and thereafter maintain, Commercial General Liability insurance, including product, advertising and contractual liability insurance. Licensee’s insurance coverage shall provide adequate protections for the Indemnified Parties as additional insured parties on Licensee’s policy against any claims, demands, or causes of action and damages, including reasonable attorney’s fees, arising out of any of the circumstances described in Section 14(a) above. Such insurance policy shall not be canceled or materially changed in form without at least thirty (3) days written notice to CLC.  Prior to the first sale or distribution of any Licensed Article, or use of the Licensed Indicia, Licensee shall furnish CLC a certificate of such insurance and endorsements in the form prescribed by CLC.  Licensee agrees that such insurance policy or policies shall provide coverage of one million dollars ($1,000,000) for personal and advertising injury, bodily injury and property damage arising out of corrective action that Licensee will be required to take for such failure to perform or breach commensurate with the scope and history of Licensee’s past performance.  Such action may include, without limitation, requiring Licensee to adopt remedial accounting and reporting measures; requiring Licensee to conduct an internal audit; requiring Licensee to train its personnel or permitting CLC to assist therein at Licensee’s expense; and requiring Licensee to discontinue the manufacture, advertising, distribution and sale of certain products bearing the Licensed Indicia. Additionally, in the event any default by Licensee results in damages to CLC or the Collegiate Institutions in an amount that would be difficult or impossible to ascertain (including, without limitation, sales of products bearing the Licensed Indicia that have not been approved pursuant to Section 10, ales of Licensed Articles without labeling as required in Section 11, etc.), then CLC and the Collegiate Institutions shall be entitled to receive compensation for damages in an amount to be determined by CLC in consultation with the Collegiate Institutions.  The amount of such compensation payable pursuant to this provision shall not be less than an amount equivalent to the greater of the Advance Payment or $100, per occurrence, for each affected Collegiate Institution; provided, however, that nothing contained herein shall limit CLC’s or the Collegiate Institution’s rights under this Agreement, in law, in equity or otherwise, including, without limitation, the amount of damages CLC or the Collegiate Institutions may be entitled to.  If damages are assessed against the Licensee pursuant to this provision, then Licensee’s ability to continue to operate under this Agreement shall be contingent upon payment of such damages in the time allowed CLC and the Collegiate Institutions.

(c)

In addition to the right to require corrective action for default as set forth in Section 16(a), CLC and the individual Collegiate Institutions shall have the right to terminate this Agreement without prejudice to any other rights under this Agreement, in law, in equity or otherwise, upon written notice to Licensee at any time should any of the following occur, which shall also be deemed defaults under the Agreement:

a.

Licensee has not begun the bona fide manufacture, distribution, and sale of Licensed Articles within one (1) month of the date of approval of the samples of Licensed Articles.

b.

Licensee fails to continue the bona fide manufacture, distribution, and sale of Licensed Articles during the Term.  If, during any calendar quarter of the Term, Licensee fails to see any of the Licensed Articles or fails to see any Licensed Articles for a particular Collegiate

Institution, CLC may terminate this Agreement with respect to said Licensed Article or Collegiate Institution.

c.

Licensee fails to make any payment due or fails to deliver any required statement.

d.

The amounts stated in the periodic statements furnished pursuant to Section 7 are significantly or consistently understated.

e.

Licensee fails to generate royalties during the Term or any annual period, including renewal period, that meet or exceed the amount of the Advance Payments and Minimum Guarantee amounts as provided in Section 6 and Appendix A.

f.

Licensee fails to make available its premises, records or other business information for any audit or to resolve any issue raised in connection with any audit, as required in Section 15.

g.

Licensee fails to pay its liabilities when due, or makes any assignment for the benefit of creditors, or files any petition under federal or state bankruptcy statue, or is adjudicated corrective action that Licensee will be required to take for such failure to perform or breach commensurate with the scope and history of Licensee’s past performance.  Such action may include, with limitation, requiring Licensee to adopt remedial accounting and reporting measure; requiring Licensee to conduct an internal audit; requiring Licensee to train its personnel or permitting CLC to assist therein at License’s expense; and requiring Licensee to discontinue the manufacture, advertising, distribution and sale of certain products bearing the Licensed Indicia.  Additionally, in the even any default by Licensee results in damages to CLC or the Collegiate Institutions in an amount that would be difficult or impossible to ascertain (including, without limitation, sales of products bearing the Licensed Indicia that have not been approved pursuant to Section 10, sales of Licensed Articles without labeling as required in Section 11, etc.), then CLC and the Collegiate Institutions shall be entitled to receive compensation for damages in an amount to be determined by CLC in consultation with the Collegiate Institutions.  The amount of such compensation payable pursuant to this provision shall not be less than an amount equivalent to the greater of the Advance Payment or $100, per occurrence, for each affected Collegiate Institution; provided, however, that nothing contained herein shall limit CLC’s or the Collegiate Institutions’ rights under this Agreement, in law, in equity or otherwise, including, without limitation, the amount of damages CLC or the Collegiate Institutions may be entitled to.  If damages are assessed against the Licensee pursuant to this provision, then License’s ability to continue to operate under this Agreement shall be contingent upon payment of such damages in the time allowed by CLC and the Collegiate Institutions.

(d)

In addition to the right to require corrective action for default as set forth in Section 16(s), CLC and the individual Collegiate Institutions shall have the right to terminate this Agreement without prejudice to any other rights under this Agreement, in law, in equity or otherwise, upon written notice to Licensee at any time should any of the following occur, which shall also be deemed defaults under the Agreement:

a.

Licensee has not begun the bona fide manufacture, distribution, and sale of Licensed Articles with one (1) month of the date of approval of the samples of Licensed Articles.

b.

Licensee fails to continue the bona fide manufacture, distribution, and sales of Licensed Articles during the Term.  If, during any calendar quarter of the Term, Licensee fails to sell any of the Licensed Articles or fails to sell any Licensed Articles for a particular Collegiate

Institution, CLC may terminate this Agreement with respect to said Licensed Article or Collegiate Institution.

c.

Licensee fails to make any payment due or fails to deliver any required statement.

d.

The amounts stated in the periodic statements furnished pursuant to Section 7 are significantly or consistently understated.

e.

Licensee fails to generate royalties during the Term or any annual period, including renewal period, that meet or exceed the amount of the Advance Payments and Minimum Guarantee amounts as provided in Section 6 and Appendix A.

f.

Licensee fails to make available its premises, records or other business information for any audit or to resolve any issue raised in connection with any audit, as required in Section 15.

g.

Licensee fails to pay its liabilities when due, or makes any assignment for the benefit of creditors, or files any petition under any federal or state bankruptcy statute, or is adjudicated bankrupt or insolvent, or if any receiver is appointed for its business or property, or if any trustee in bankruptcy shall be appointed under the laws of the United States government or the several states.

h.

Licensee attempts to grant or grants a sublicense or attempts to assign or assigns any right or duty under this Agreement to any person or entity without the prior written authorization of CLC.

i.

Licensee distributes or sells any Licensed Articles outside the authorized Distribution Channels for such Licensed Articles, or distributes or sells any Licensed Articles to any third party that Licensee knows or should reasonably know intends to distribute or sell such Licensed Articles outside the authorized Distribution Channels for such Licensed Articles.

j.

Licensee distributes or sells any Licensed Articles outside the Territory or distributes or sells any Licensed Articles to a third party that Licensee knows or should reasonably know intends to distribute or sell such Licensed Articles outside the Territory.

k.

If an entity acquires in a single transaction or through a series of transactions more than fifty percent (50%) ownership or controlling interest in Licensee.

l.

Licensee or any related entity manufactures, distributes or sells any product infringing or diluting the trademark, property or any other right of any Collegiate Institution or any other party.

m.

Licensee fails to deliver to CLC and maintain in full force and effect the insurance referred to in Section 14(b).

n.

CLC, a Collegiate Institution, or any governmental agency or court of competent jurisdiction finds that the Licensed Articles are defective in any way, manner or form.

o.

Any monitoring agency authorized by a Collegiate Institution determines that Licensee is in violation of the labor code adopted by that Collegiate Institution, and Licensee fails to effectively remediate said violation for that Collegiate Institution within a period that is reasonable with respect to the nature and extent of the violation.

p.

Licensee commits any act or omission that damages or reflects unfavorably, embarrasses or otherwise detracts from the good reputation of any Collegiate Institution.

q.

Licensee manufactures, distributes or sells Licensed Articles of quality lower than the samples approved, or manufactures, distributes, sells or uses Licensed Articles or Licensed Indicia in a manner not approved or disapproved by CLC.

r.

Licensee fails to affix to each Licensed Article, its Packaging and Advertising Materials an Official Label and Authorized Brand in the manner provided in Section 11.

s.

Licensee commits a default under any other provision of this Agreement, and fails to cure such default within fifteen (15) days of written notice from CLC.

t.

CLC shall have the right to terminate this Agreement upon written notice to Licensee without cause with respect to a particular Collegiate Institution in the event that said Collegiate Institution directs CLC to terminate this Agreement on an annual basis or otherwise.  This termination shall be without prejudice to any other rights CLC may have, whether under the provisions of this Agreement, in law, in equity or otherwise.

(e)

The entire unpaid balance of all Royalty Payments and other amounts owing and due under this Agreement shall immediately become due and payable upon termination.

17.  EFFECT OF EXPIRATIN OR TERMINATION; DISPOSAL OF INVENTORY

(a)

Effect of Expiration or Termination: After expiration or termination of this Agreement for any reason, Licensee shall immediately discontinue the manufacture, advertising, use, distribution and sale of all Licensed Articles, Packaging and Advertising Materials, the use of all Licensed Indicia, and all similar marks, except as provided in Section 17(b), or unless expressly authorized in writing by CLC or the applicable Collegiate Institution.  Until payment to CLC of any monies due it, CLC shall have a lien on any units of Licensed Articles not then disposed of by Licensee and on any monies due Licensee from any jobber, wholesaler, distributor, or other third parties with respect to sales of Licensed Articles.

(b)

Disposal of Inventory:  After expiration or termination of this Agreement for any reason, Licensee shall have no further right to manufacture, advertise, use, distribute or sell Licensed Articles, Packaging or Advertising Materials utilizing the Licensed Indicia, but may continue to distribute its remaining inventory of Licensed Articles in existence at the time of expiration or termination for a period of sixty (6) days; provided, however, that Licensee has delivered all statements (including Final Statement) and payments then due, that during the disposal period Licensee shall deliver all statements and payments due in accordance with Section 7, that Licensed Articles are sold at Licensee’s regular Net Sales price and within the Distribution Channels, and that Licensee shall comply with all other terms and conditions of this Agreement.  Notwithstanding the foregoing, Licensee shall not manufacture, advertise, use, distribute, or sell any Licensed Articles, Packaging or Advertising Materials after the expiration or termination of this Agreement because of: (i) departure of Licensee from the quality an style approved by CLC under this Agreement, (ii) failure of Licensee to obtain product or design approval, or (ii) a default under Section 16.

18. FINAL STATEMENT

Upon expiration or termination of this Agreement for any reason, or at any other time upon request by CLC or the Collegiate Institutions Licensee shall furnish to CLC at statement showing the number and description of Licensed Articles on hand or in process.  Following such expiration or termination, including inventory disposal period, if allowed, CLC may request Licensee to either (i) surrender unsold Licensed Articles, Packaging and Advertising Materials, as well as dies, molds and screens used to manufacture such Licensed Articles and Packaging, or (ii) destroy all such remaining unsold materials certifying their destruction to CLC and specifying the number of each destroyed.  CLC and/or its authorized representatives reserve the right to conduct physical inventories to ascertain or verify Licensee’s compliance with the foregoing.

19.  SURVIVAL OF RIGHTS

The terms and conditions of this Agreement necessary to protect the rights and interests of CLC and the Collegiate Institutions, including, without limitation, Licensee’s obligations under Sections 8, 13, 14, and 15, shall survive the termination or expiration of this Agreement.  The terms and conditions of this Agreement providing for any other activity following the effective date of termination or expiration of this Agreement shall survive until such time as those terms and conditions have bee fulfilled or satisfied.

20. NOTICES

All notices and statements to be given and all payments to be made, shall be given or made to the parties at their respective addresses set forth herein, unless notification of a change of address is given in writing.  Unless otherwise provided in the Agreement, all notices shall be sent be certified mail, return receipt requested; facsimile, the receipt of which is confirmed by confirmation document; email, confirmed by email receipt confirmation notice; or nationally recognized delivery service that provides evidence of delivery, and shall be deemed to have been given at the time they are sent.

21.  CONFORMITY TO LAW AND POLICY

(a)

Licensee shall comply with such guidelines, policies, and requirements as CLC may give written notice from time-to-time including, without limitation, guidelines, policies and/or requirements contained in periodic CLC bulletins or notices.

(b)

Licensee undertakes and agrees to obtain and maintain all applicable permits and licenses at Licensee’s expense.

(c)

Licensee shall pay all federal, state and local taxes due on or by reason for the manufacture, distribution or sale of the Licensed Articles.

22.  SEVERABILITY

The determination that any provision of this Agreement is invalid or unenforceable shall not invalidate this Agreement, and the remainder of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

23.  NON-ASSIGNABILITY

This Agreement is personal to Licensee. Neither this Agreement nor any of Licensee’s rights shall be sold, transferred or assigned by Licensee without CLC’s prior written approval, and no rights shall devolve by operation of law or otherwise un any assignee, receiver, liquidator, trustee or other party.  Subject to the foregoing, this Agreement shall be binding upon any approved assignee or successor of Licensee and shall inure to the benefit of CLC, its successors and assigns.

24.  ENTIRE AGREEMENT / NO WAIVER

Unless otherwise specified herein, this Agreement or any renewal, including appendices,  constitutes the entire agreement and understanding between the parties and cancels, terminates, and supersedes any prior agreement or understanding, written or oral, relating to the subject matter hereof  between Licensee, CLC and the Collegiate Institutions.  There are no representations, promises, agreements, warranties, covenants or understandings other than those contained herein.  None of the provisions of this Agreement may be waived or modified, except expressly in writing signed by both parties. However, failure of either party to require the performance of any term in this Agreement or the waiver by either party of any breach shall not prevent subsequent enforcement of such term nor be deemed a waiver of any subsequent breach.

25.   COLLECIATE INSTITUTIO RIGHT TO ENFORCE

Each Collegiate Institution is entitled to enforce its rights in the licensed Indicia and the terms of this Agreement directly against the Licensee; and each Collegiate Institution is entitled to all the rights and remedies available under this Agreement.

26.  MISCELLANEOUS

When necessary for appropriate meaning, a plural shall be deemed to be the singular and singular shall be deemed to be the plural.   The attached appendices are an integral part of this Agreement.  Section headings are for convenience only and shall not add to or detract from any of the terms or provisions of this Agreement.  This Agreement shall be governed by and construed in accordance with the laws of the state Georgia, which shall be the sole jurisdiction for any disputes.  This Agreement shall not be binding on CLC until signed by CLC as agent on behalf of the Collegiate Institutions.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed effective as of the last date of signature below.

Appendix  A

Eternal Image Inc.

Institution                                        Royalty Rate                        Advance Royalty

Louisiana State University                   8%*                                          $250

Collegiate Licensing Company Administrative Fee:             $0

                  Total Due:        $250.00

* Royalty rate will increase to 10% effective 01/01/2008.

______________________________________________________________________________________For Internal Use Only

Account #67903   Check#__________  Date _________   Amount ___________  Class _____________

Appendix  C

Eternal Image Inc.

Licensed Article                                                    Specifications (materials, content, other pertinent information)

Memorial Product / 03B-4   (Caskets, Urns, Vaults)